Exhibit 23.4

CONSENT OF JOHN A. WELLS

I, John A. Wells, in connection with U.S. Gold Corp.’s Registration Statement on Form S-3 dated January 28, 2022, as amended on May 5, 2022 (the “Form S-3”), consent to:

●	the filing and use of the technical report summary titled “S-K 1300 Technical Report Summary CK Gold Project” (the “Technical Report Summary”), dated November 15, 2021, as an exhibit to and referenced in the Form S-3 or any amendment or supplement thereto;
●	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form S-3 or any amendment or supplement thereto and any such Technical Report Summary; and
●	the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form S-3 or any amendment or supplement thereto.

I am a qualified person responsible for authoring, and this consent pertains to, the following sections of the Technical Report Summary:

●	Section 10: Mineral Processing and Metallurgical Testing
●	Section 14: Processing and Recovery Methods

/s/ John A. Wells

John A. Wells (BSc. MA, SAIMM, CIM-RM) Consultant Mineral Processing

May 5, 2022